Exhibit 10.20.8

AMENDED AND RESTATED LEASE AMENDMENT SEVEN	CMD 177A (8/98)

(Expansion/Co-Terminous)

THIS AMENDED AND RESTATED LEASE AMENDMENT SEVEN (“Amendment”) is made and entered into as of the 15th day of April, 2005, by and between CMD Realty Investment Fund IV, L.P. an Illinois limited partnership (“Landlord”) and Mesa Air Group, Inc., a Nevada corporation (“Tenant”).

A.      Landlord and Tenant are the current parties to that certain lease (“Original Lease”) dated October 16, 1998, for premises (the “Premises”) in the building (the “Building”) known as Three Gateway, located at 410 N. 44th Street, Phoenix, Arizona (the “Property”), which lease has heretofore been amended by First Amendment to Lease dated March 9, 1999, Second Amendment to Lease dated November 8, 1999, Letter Agreement dated May 10, 2000, Lease Amendment Three dated November 7, 2000, Lease Amendment Four dated May 15, 2001, Lease Term Adjustment Confirmation dated January 3, 2001, Letter from Mesa Air dated May 30, 2001, Parking Letter dated March 21, 2002, Lease Amendment Five dated October 11, 2002, Lease Amendment Six dated April 1, 2003 and Lease Term Confirmation Letter dated June 24, 2003 (collectively, and as amended herein, the “Lease”).

B.      The parties mutually desire to change certain terms of Lease Amendment Seven which was previously signed by the parties and agree that this can most easily be accomplished by superseding and replacing in its entirety the previously signed document with this Amended and Restated Lease Amendment Seven, which also amends the Lease.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.

1.      Additional Premises. The space currently known as Suite 100 plus a portion of the common area corridor (collectively, “Additional Premises”), the approximate location of which is shown on Exhibit A hereto on the first (1st) floor of the Building, and which shall be deemed to contain 6,604 square feet of rentable area for purposes hereof, shall be added to and become a part of the Premises commencing on the date (“Additional Premises Commencement Date”) that is the earlier of: (i) Tenant’s occupancy of the Additional Premises for business purposes as further described in Paragraph 8 below, or (ii) July 1, 2005 (“Outside Date”), and continuing co-terminously with the expiration date under the Lease (“Lease Expiration Date”), as the same may be extended from time to time, subject to the terms herein. The Additional Premises Commencement Date shall be subject to adjustment and confirmation to the extent further described in Paragraph 8 below.

2.      Base Rent for Additional Premises. Tenant shall pay monthly base rent for the Additional Premises as provided below and otherwise as provided in the Lease:

Period	Additional Premises Monthly Base Rent
Additional Premises Commencement Date – August 31, 2007	$12,107.33
September 1, 2007 – August 31, 2010	$13,208.00
September 1, 2010 – Lease Expiration Date	$13,768.33

Notwithstanding anything to the contrary herein, as a concession to enter this Amendment and provided Tenant has not committed an Event of Default, Tenant’s obligations

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for Base Rent shall be abated for five (5) months commencing on the Additional Premises Commencement Date (except if the Additional Premises Commencement Date does not occur on the first day of a calendar month, the abatement period shall be 150 days), subject to the following conditions. If Tenant shall commit an Event of Default under the Lease, Tenant shall: (i) immediately commence paying the full amount otherwise required under the Lease without regard to such period, if the foregoing period is still in effect, and (ii) immediately pay Landlord the unamortized portion of the amount theretofore abated.

3.      Expenses and Taxes. Commencing on the Additional Premises Commencement Date: (a) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Property expenses, real estate taxes and other such amounts, over the amount for the year 2006, and as otherwise provided in the Lease, and (b) “Tenant’s Share” for the Additional Premises shall be three and 4/100 percent (3.04%), for purposes hereof. Property expenses for the Premises (including the Additional Premises) for any year (including the base year) during which the average occupancy of the Property is less than 95% have been and shall continue to be calculated based upon the costs that would have been incurred if the Property were 95% occupied.

4.      Prorations; Consolidated or Separate Billings. If the Additional Premises Commencement Date does not occur at the beginning of an applicable payment period under the Lease, Landlord shall reasonably pro rate Tenant’s payment obligations on a per diem basis. The base rent, Property expenses, real estate taxes, and all other rentals and charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Premises as one unit for computation and billing purposes.

5.      Parking. Commencing on execution and delivery of this Amendment by both parties, and continuing through the Expiration Date, Tenant shall license from Landlord the following additional parking spaces (which shall be in addition to the parking spaces under Exhibit F to Lease Amendment Five):

Area A Covered Unreserved Spaces: fourteen (14) parking spaces. The initial charges for such spaces shall be $30.00 per space per month, or a total monthly charge of $420.00 for all such Area A Spaces, plus any sales or other tax thereon.

Area B Uncovered Unreserved (Rooftop) Spaces: five (5) parking spaces, at no charge during the Extended Term.

Covered Reserved Spaces: five (5) parking spaces, at no charge during the Extended Term.

The remaining terms of Exhibit F to Lease Amendment Five, as amended herein, shall continue to apply to the above-described spaces.

6.      Other Terms; Extension Option; Certain Provisions Deleted. Commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease (including the Extension Option set forth in Exhibit C to Lease Amendment Five, which shall apply to the entire Premises, including the Additional Premises) shall also apply to the Additional Premises, except as provided to the contrary herein. Notwithstanding the foregoing, this Amendment is intended to supersede any rights of Tenant to expand or lease additional space and all such provisions are hereby deleted.

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7.      Condition of Additional Premises; Tenant Work, Landlord Allowance, Suite Sign; Aesthetics From Common Areas. Tenant has inspected the Additional Premises (and portions of the Building, Property, systems and equipment providing access to or serving the Additional Premises) or has had an opportunity to do so, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except that Landlord shall provide an “Allowance” towards the “Cost of the Work” that Tenant performs all as set forth in Exhibit B hereto. Tenant may also use the Allowance for reasonable out-of-pocket costs of designing and installing one (1) sign identifying Tenant’s name and logo on the glass separation between the Additional Premises and the ground floor lobby of the Building, subject to Landlord’s prior written approval of the size, colors, and all other details; Landlord may withhold such approval in Landlord’s sole good faith opinion. Because the Additional Premises is located on the ground floor and is visible from the main Building lobby: (a) Landlord reserves the right to approve in writing, in Landlord’s sole good faith opinion, all internal lighting, signs, and other matters, in the Additional Premises that may be visible from the public, common or exterior areas of the Property, (b) Tenant shall at all times keep the appearance of the portion of the Additional Premises that is visible from public, common and exterior areas of the Property in a neat, professional, attractive, and first class condition, and (c) Landlord reserves the right, at Landlord’s sole cost, to replace the glass separation, including replacement with frosted glass, apply a covering or coating over the glass and/or install blinds over the glass and require that Tenant keep such blinds closed.

8.      Early Access and Additional Premises Commencement Date Adjustment. Landlord shall permit Tenant to enter the Additional Premises upon mutual execution and delivery of this Amendment. During any such early entry (e.g. to perform Work in the Additional Premises under Exhibit B hereto), Tenant shall comply with all terms and provisions of the Lease; however, the Additional Premises Commencement Date shall only be advanced to the extent that Tenant actually commences to occupy the Additional Premises for business purposes early (with the Additional Premises Rent fairly prorated based on the rentable area of the Additional Premises so occupied). If the Additional Premises Commencement Date is advanced as provided herein, the Lease Expiration Date shall not be changed. Landlord and Tenant shall execute a confirmation of the Additional Premises Commencement Date as adjusted herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the date set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s adjustment of such date, Tenant shall pay Additional Premises Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit when the matter is resolved.

9.      Real Estate Brokers; Offer; Miscellaneous. Sections 8 and 9 of Lease Amendment Six are incorporated herein as though fully set forth. Otherwise, this Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the above date.

LANDLORD:	CMD REALTY INVESTMENT FUND IV, L.P. [SEAL]
	By:	CMD/Fund IV GP Investments, L.P., general partner
		By:	CMD REIM IV, Inc., general partner
			By:	CMD Realty Investors, Agent

				By:	/s/ Allen D. Aldridge
Allen D. Aldridge, Vice President

TENANT:	Mesa Air Group, Inc., [SEAL] a Nevada corporation
	By:	/s/ Michael J. Lotz
Mike Lotz, President & COO

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EXHIBIT A

Floor Plate Showing Additional Premises

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EXHIBIT B WORK LETTER	CMD 108G (12/00) Moderate Work Tenant Performance

This Exhibit is a “Work Letter” to the foregoing document (referred to herein for convenience as the “Lease Document”). All references to “Premises” hereunder shall mean the Additional Premises.

I.      Basic Arrangement

a.      Tenant to Arrange for Work. Tenant desires to engage one or more contractors to perform certain improvements (the “Work,” as further defined in Section VII) to or for the Premises under the Lease Document. Tenant shall arrange for the Work to be planned and performed strictly in accordance with the provisions of this Exhibit and applicable provisions of the Lease Document. Tenant shall pay when due all costs for or related to the Plans and Work whatsoever (“Costs of the Work”), and Landlord shall reimburse certain such costs up to the Allowance, as further described below.

b.      Allowance and, Landlord’s Costs and Administrative Fee. Landlord shall provide up to $99,060.00 (the “Allowance”) towards the Costs of the Work relating to permanent leasehold improvements (provided the portion of the Allowance available for the Plans shall be limited to ten percent (10%), and shall exclude planning for furniture, fixtures and equipment). Tenant shall pay Landlord’s out-of-pocket costs, if any, for architectural and engineering review of the Plans and any Engineering Report, and all revisions thereof, and an administrative fee (“Administrative Fee”) equal to $--0--- of the other Costs of the Work for Landlord’s time in reviewing the Plans and Work and coordinating with Tenant’s Contractors. Landlord may, if feasible, also charge Tenant for any extra costs reasonably incurred by Landlord as a result of the Work, including but not limited to, any additional after-hours security for the Property common areas due to after-hours construction activity, and costs of any after-hours HVAC consumed in or for the Premises during the Work (based on actual usage as determined by the Building’s energy management system); provided, however, that Tenant’s contractors shall not be charged for parking (provided that parking by such contractors shall not exceed ten (10) spaces), freight elevator access or loading dock access. The foregoing items may be charged against the Allowance, and if the Allowance shall be insufficient, Tenant shall pay Landlord for such amounts as additional Rent within thirty (30) days after billing. If all or any portion of the Allowance shall not be used for the purposes permitted herein within twelve (12) months after the Commencement Date set forth in the Lease Document, Landlord shall be entitled to the savings and Tenant shall receive no credit therefore. Notwithstanding anything to the contrary contained herein, any personal property, trade fixtures or business equipment, including, but not limited to, modular or other furniture, and cabling for communications or computer systems, whether or not shown on the Approved Plans, shall be provided by Tenant, at Tenant’s sole cost, and the Allowance shall not be used for such purposes. Any cabling remaining in the Premises upon the expiration or earlier termination of the Lease shall become the property of Landlord (without payment by Landlord). All disconnections made by Tenant of any cabling shall be made properly such that, among other things, such cabling is reusable.

c.      Funding and Disbursement. Landlord shall fund and disburse the Allowance within thirty (30) days after the Work has been completed in accordance with the Approved Plans in accordance with the provisions hereof, and Tenant has submitted all invoices, architect’s certificates, a Tenant’s affidavit, complete unconditional lien waivers and affidavits of payment by all Tenant’s Contractors, and such other evidence as Landlord may reasonably require that the cost of the Work has been paid and that no architect’s, mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises arising out of the design or performance of such Work. Landlord may issue checks to fund the Allowance jointly or separately to Tenant, its general contractor, and any other of Tenant’s Contractors.

II.      Planning. The term “Plans” herein means a “Space Plan,” as the same may be superseded by any “Construction Drawings,” prepared and approved pursuant to this Section (and as such terms are further defined in Section VII). In the event of any inconsistency between the Space Plan and Construction Drawings, or revisions thereto, as modified to obtain permits, the latest such item approved by Landlord shall control. The term “Approved Plans” herein means the Plans (and any revisions thereof) as approved by Landlord in writing in accordance with this Section.

a.      Tenant’s Planners. Tenant shall engage a qualified, licensed architect (“Architect”), subject to Landlord’s prior written approval. To the extent required by Landlord or appropriate in connection with preparing the Plans, Tenant shall also engage one or more qualified, licensed engineering firms, e.g. mechanical, electrical, plumbing, structural and/or HVAC (“Engineers”), all of whom shall be designated or approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Architect or Engineers engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Exhibit.

b.      Space Plan, Construction Drawings and Engineering Report. Tenant shall promptly hereafter cause the Architect to submit three (3) sets of a “Space Plan” (as defined in Section VII) to Landlord for approval. Landlord shall, within three (3) working days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval; Landlord agrees to not unreasonably withhold its approval, as further provided in subsection c below. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord. The parties shall continue such process in the same time frames until Landlord grants approval. To the extent required by Landlord or the nature of the Work and as further described in Section VII, Tenant shall, after Landlord’s approval of the Space Plan: (i) cause the Architect to submit to Landlord for approval “Construction Drawings” (including, as further described in Section VII below, sealed mechanical, electrical and plumbing plans prepared by a qualified, licensed Engineer approved or designated by Landlord), and (ii) cause the Engineers to submit for Landlord’s approval a report (the “Engineering Report”) indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations. Landlord shall, within five (5) working days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval (and Landlord’s agrees that any such disapproval shall be on a reasonable basis, as further provided in subsection c below). If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval. The parties shall continue such process in the same time frames until Landlord grants approval. Construction Drawings shall include a usable computer aided design (CAD) file.

c.      Tenant’s Planning Responsibility and Landlord’s Approval. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein. Landlord shall not unreasonably withhold approval of any Plans or Engineering Report submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials (or upgrades) currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no material modifications will be required for the Property’s Systems and Equipment (as hereinafter defined), and will not require any structural modifications to the Property, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially interfere with any other occupant’s use of its premises, or potentially increase the cost of operating the Property. “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any elevators, escalators or other mechanical, electrical, electronic, computer or other systems or equipment for the Property, except to the extent that any of the same serves Tenant or any other tenant exclusively.

d.      Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Paragraph e below. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above.

e.      Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold approval. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Costs of the Work under Section I. In the event that the Premises are not constructed in accordance with the Approved Plans, Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease Document.

III.      Contractors and Contracts. Tenant shall engage to perform the Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute other licensed, bonded, reputable and qualified parties capable of performing quality workmanship. Such substitutions may be made only with Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Such approval shall be granted, granted subject to specified conditions, or denied within three (3) working days after Landlord receives from Tenant a written request for such substitution, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may request. For Work involving any mechanical, electrical, plumbing, structural, demolition or HVAC matters, or any Work required to be performed outside the Premises or involving Tenant’s entrance, Landlord may require that Tenant select Tenant’s Contractors from a list of such contractors (provided that Landlord’s gives Tenant at least 3 choices for each trade) or else, for any trade as to which Landlord is unable to give Tenant a choice of 3 Contractors, Tenant may choose its own Contractor for such trade, subject to Landlord’s approval which shall not be unreasonably withheld or delayed. All contracts shall contain insurance, indemnity and other provisions consistent herewith. Each contract and subcontract shall guarantee to Tenant and Landlord the replacement or repair, without additional charge, of all defects or deficiencies in accordance with its contract within one (1) year after completion of such work or the correction thereof. The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of Tenant’s Work, and/or the Property and/or common areas, or work which may be damaged or disturbed thereby. Tenant shall give Landlord copies of all contracts and subcontracts promptly after the same are entered.

IV.      Insurance and Indemnity. In addition to any insurance which may be required under the Lease Document, Tenant shall either secure, pay for and maintain, or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Property or Premises, reasonable amounts of customary and appropriate insurance with responsible, licensed insurers, for all insurable risks and liabilities relating to the Work, including commercial general liability with contractual liability coverage (“CGL”), and full replacement value property damage (including installation floater coverage). The CGL policy shall be endorsed to include, as additional insured parties, Landlord, the property management company for the Property, and Landlord’s agents, partners, affiliates. All policies shall include a waiver of subrogation in favor of the parties required to be additional insureds hereunder. Such insurance shall be primary to any insurance carried independently by said additional insured parties (which shall be excess and non-contributory). Certificates for such insurance, and the endorsements required hereunder, shall be delivered to Landlord before construction is commenced or any contractor’s equipment or materials are moved onto the Property. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any decorations, fixtures, personal property, installations or other improvements or items of work installed, constructed or brought upon the Premises by or for Tenant or Tenant’s Contractors, all of the same being at Tenant’s sole risk. In the event that during the course of Tenant’s Work any damage shall occur to the construction and improvements being made by Tenant, then Tenant shall repair the same at Tenant’s cost. Tenant hereby agrees to protect, defend, indemnify and hold Landlord and its employees, agents, and affiliates harmless from all liabilities, losses, damages, claims, demands, and expenses (including attorneys’ fees) arising out of or relating to the Plans or Work.

V.      Performance of Work

a.      Conditions to Commencing Work. Before commencing any Work, Tenant shall: (i) obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II, (ii) obtain and post all necessary governmental approvals and permits as described in Section II, and provide copies thereof to Landlord, (iii) obtain Landlord’s written approval of Tenant’s Contractors, and provide Landlord with copies of the contracts as described in Section III, and (iv) provide evidence of insurance to Landlord as described in Section IV.

b.      Compliance and Standards. Tenant shall cause the Work to comply in all respects with the following: (i) the Approved Plans, (ii) the Property Code of the City and State in which the Property is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, as each may apply according to the rulings of the controlling public official, agent or other such person, (iii) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (iv) applicable manufacturer’s specifications, and (v) any work rules and regulations as Landlord or its agent may have adopted for the Property, including any Rules attached as an Exhibit to the Lease Document. Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion. In case of inconsistency, the requirement with the highest standard protecting or favoring Landlord shall govern.

c.      Property Operations, Dirt, Debris, Noise and Labor Harmony. Tenant and Tenant’s Contractors shall make all efforts and take all proper steps to assure that all construction activities do not interfere with the operation of the Property or with other occupants of the Property. Tenant’s Work shall be coordinated under Landlord’s direction with any other work and other activities being performed for or by other occupants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other work or activity in the Property. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Property. Tenant’s Contractors shall comply with any work rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed after 6:00 p.m. and on weekends, or as otherwise required by Landlord or the work rules for the Property. Construction which creates noise, odors or other matters that may bother other occupants may be rescheduled by Landlord at Landlord’s sole discretion. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas. Tenant shall conduct its labor relations and relations with Tenant’s Planners and Contractors, employees, agents and other such parties so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Property. If any employees of the foregoing parties strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant or such parties in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such parties until the dispute has been settled.

d.      Removal of Debris. Tenant’s Contractors shall be required to remove from the Premises and dispose of, at least once a day and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from the Work, and shall not place debris in the Property’s waste containers. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by Tenant’s Contractors in the performance of Tenant’s Work. If any of Tenant’s Contractors shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and bill the cost thereof to Tenant.

e.      Completion and General Requirements. Tenant shall take all actions necessary to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently commence and prosecute the Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises by the Commencement Date set forth in the Lease Document. Any delays in the foregoing shall not serve to abate or extend the time for the Commencement Date or commencement of Rent under the Lease Document, except to the extent of one (1) day for each day that Landlord delays approvals required hereunder beyond the times permitted herein without good cause, provided substantial completion of the Work and Tenant’s ability to reasonably use the Premises by the Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Work) is actually delayed thereby. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Tenant shall notify Landlord upon completion of the Work (and record any notice of completion contemplated by law). To the extent reasonably appropriate based on the nature of the Work, Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Work.

f.      Landlord’s Role and Rights. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and Tenant’s Contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Work, and do not guarantee that the Plans or Work will be free from errors, omissions or defects, and shall have no liability therefor. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Work, or the design thereof, or of its compliance with laws, codes and other legal requirements. Tenant shall permit access to the Premises, and inspection of the Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being planned, constructed and installed and following completion of the Work. If Tenant fails to perform the Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, and Tenant fails to cure such failure within two (2) business days after notice by Landlord, Landlord shall have the right, but not the obligation, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing the Work to cease the Work and remove its equipment and employees from the Property. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work required to cure or complete any Work which has violated this Exhibit or which pertains to patching of the Work (and which Tenant has failed to cure within ten (10) days after notice from Landlord), or involves Work outside the Premises, or affects the base building core or structure or Systems and Equipment for the Property.

VI.      HVAC Balancing. As a final part of the Work, Tenant shall cause its contractor to perform air balancing tests and adjustments on all areas of the Premises served by the air handling system that serves the areas in which the Work is performed (including any original space and any additional space being added to the Premises in connection herewith). Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work. If such disturbances or deficiencies result, and Tenant’s contractor does not properly correct the same, Landlord reserves the right, after fifteen (15) days notice to Tenant, to correct the same and restore the services to Landlord’s reasonable satisfaction, at Tenant’s reasonable expense.

VII.      Certain Definitions

a.      “Space Plan” herein means, to the extent required by the nature of the Work, detailed plans (including any so-called “pricing plans”), including a fully dimensioned floor plan and drawn to scale, showing: (i) demising walls, interior walls and other partitions, including type of wall or partition and height, and any demolition or relocation of walls, and details of space occupancy and density, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) electrical and computer outlets, circuits and anticipated usage therefor, (iv) any special purpose rooms, any sinks or other plumbing facilities, heavy items, and any other special electrical, HVAC or other facilities or requirements, including all special loading and related calculations, (v) any space planning considerations to comply with fire or other codes or other governmental or legal requirements, (vi) finish selections, and (vii) any other details or features requested by Architect, Engineer or Landlord, or otherwise required, in order for the Space Plan to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work, or for the Space Plan to serve as a basis for preparing Construction Drawings.

b.      “Construction Drawings” herein means, to the extent required by the nature of the Work, fully dimensioned architectural construction drawings and specifications, and any required engineering drawings, specifications and calculations (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and any other details or features requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work.

c.      “Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such work).

VIII.      Liens. Tenant shall pay all costs for the Plans and Work when due. Tenant shall keep the Property, Premises and this Lease free from any mechanic’s, materialman’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with the Plans and Work. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such claim, lien or encumbrance, or stop or violation notices of record, by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, or stop or violation notices, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed additional Rent under the Lease Document payable upon demand, without limitation as to other remedies available to Landlord.

IX.      Miscellaneous

a.      Interpretation; Original Lease. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease Document” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease Document.

b.      General Matters. This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. This Exhibit shall not apply to any additional space added to the Premises at any time, whether by any options or rights under the Lease Document or otherwise, or to any portion of the Premises in the event of a renewal or extension of the Term of the Lease Document, whether by any options or rights under the Lease Document or otherwise, unless expressly so provided in the Lease Document or any amendment or supplement thereto. The Lease Document and this Exhibit are not intended to create any third-party beneficiaries; without limiting the generality of the foregoing, no Tenant Contractors or Tenant Planners shall have any legal or beneficial interest in the Allowance. The rights granted in this Exhibit are personal to Tenant as named in the Lease Document, and are intended to be performed for such Tenant’s occupancy of the Premises. Under no circumstance whatsoever shall any assignee or subtenant have any rights under this Exhibit. Any remaining obligations of Landlord under this Exhibit not theretofore performed shall concurrently terminate and become null and void if Tenant subleases or assigns the Lease Document with respect to all or any portion of the Premises, or seeks or proposes to do so (or requests Landlord’s consent to do so), or if Tenant or any current or proposed affiliate thereof issues any written statement indicating that Tenant will no longer move its business into, or that Tenant will vacate and discontinue its business from, the Premises or any material portion thereof. Any termination of Landlord’s obligations under this Exhibit pursuant to the foregoing provisions shall not serve to terminate or modify any of Tenant’s obligations under the Lease Document. In addition, notwithstanding anything to the contrary contained herein, Landlord’s obligations under this Exhibit, including obligations to perform any work, or provide any Allowance or rent credit, shall be subject to the condition that Tenant shall be in compliance with the material terms of the Lease (including all terms providing for the timely payment of rent), and shall not have committed a violation under the Lease by the time that Landlord is required to perform such work or provide such Allowance or rent credit.